Exhibit 99.1

First Wave BioPharma Announces Two Abstracts on Celiac Disease Research Accepted for Presentation at the 2024 Digestive Disease Week (DDW) Conference

Poster presentations to highlight new quantitative and serologic diagnostic methods for Celiac Disease detection and determination of intestinal mucosal health

New tools may serve as companion diagnostics for identifying seroactive patients and for monitoring the efficacy of Latiglutenase, the Company’s Celiac Disease therapeutic program

BOCA RATON, Fla., March 18, 2024 (GLOBE NEWSWIRE) -- First Wave BioPharma, Inc., (NASDAQ: FWBI), (“First Wave BioPharma” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced that two abstracts have been accepted for presentation at the 2024 Digestive Disease Week Conference (DDW 2024) taking place May 18-21, 2024, in Washington, D.C.

The first presentation, titled, “A Composite Mucosal Scale for Celiac Disease Encompassing both Morphology and Inflammation,” will highlight VCIEL, a new quantitative composite scale, combining the histologic scales of villus height to crypt depth ratio (Vh:Cd) and density of intraepithelial lymphocytes (IEL), designed to enhance the accuracy and precision for measuring small intestinal mucosal health of celiac disease (CeD) patients with particular benefit for histologic endpoint measurements in clinical trials. The second presentation, titled, “Dynamics of Serologic Change to Gluten in Celiac Disease Patients,” will report research involving the largest database of CeD clinical results and will explore key issues related to the diagnostics of CeD, such as the effects of resuming a gluten-containing diet on seropositivity and the correlation between two different tTG-IgA assays.

“The abstracts accepted for presentation at DDW 2024 showcase significant advancements in the field of gastroenterology, particularly in the precision diagnosis and management of celiac disease through the innovative VCIEL scale that our team has developed,” stated James Sapirstein, Chairman and CEO of First Wave BioPharma.

“The invitation to present our findings on the VCIEL scale for measuring mucosal health of the small intestine as well as our research on the impact of gluten reintroduction as a diagnostic intervention for serologic measurements at one of the most influential meetings on gastrointestinal disease validates the potential for our work to advance better understanding and treatment of celiac disease,” said Jack Syage, PhD, President and Chief Operating Officer of First Wave.

Details on the presentations are as follows:

Presentation Title:	A Composite Mucosal Scale for Celiac Disease Encompassing both Morphology and Inflammation
Presenters:	Jack Syage, PhD. President & Chief Operating Officer, First Wave BioPharma Jennifer Sealy-Voyksner, PhD., Vice President R&D, First Wave BioPharma
Session Title:	Celiac Disease and Gluten Related Disorders
Date and Time:	May 19, 2024, from 12:30 PM to 1:30 PM EDT

Presentation Title:	Dynamics of Serologic Change to Gluten in Celiac Disease Patients
Presenters:	Jack Syage, PhD. President & Chief Operating Officer, First Wave BioPharma Jennifer Sealy-Voyksner, PhD., Vice President R&D, First Wave BioPharma
Session Title:	Celiac Disease and Gluten Related Disorders
Date and Time:	May 19, 2024, from 12:30 PM to 1:30 PM EDT

About Celiac Disease

Celiac disease is a chronic, hereditary autoimmune and inflammatory disease triggered by gluten consumption. Celiac disease is characterized by damage to the lining of the small intestine, causing malabsorption, gastrointestinal dysfunction and debilitating symptoms. Over the course of a lifetime, untreated or poorly managed celiac disease is often associated with deteriorating general health, multiple serious intestinal and extra-intestinal medical complications, and increased morbidity and mortality. Celiac disease is a global disease and affects approximately 1% of the population worldwide and is increasing in prevalence with improved diagnostic tools and improved awareness.

About First Wave BioPharma, Inc.

First Wave BioPharma is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company is currently advancing a therapeutic development pipeline with multiple late-stage clinical programs built around three proprietary technologies – latiglutenase, a Phase 3-ready, potentially first-in-class, targeted, oral biotherapeutic for celiac disease; capeserod, a selective 5-HT4 receptor partial agonist being developed for gastroparesis; and adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. First Wave BioPharma is headquartered in Boca Raton, Florida. For more information visit www.firstwavebio.com.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether any financing or licensing transaction may be completed, completed with different terms, in an untimely manner, or not at all; whether the Company will be able to realize the expected benefits of its acquisition of ImmunogenX; the Company’s ability to integrate the assets and contemplated commercial operations acquired from ImmunogenX into the Company’s business; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, FL 33431

Phone: (561) 589-7020

info@firstwavebio.com

Media contact:

Tiberend Strategic Advisors, Inc.

David Schemelia

(609) 468-9325

dschemelia@tiberend.com